                                                                   Exhibit 99.1

[JLG logo]                                                        PRESS RELEASE
JLG INDUSTRIES, INC.                                      FOR IMMEDIATE RELEASE
1 JLG Drive
McConnellsburg, PA 17233-9533                            CONTACT:  JUNA ROWLAND
Telephone (717) 485-5161              DIRECTOR - CORPORATE & INVESTOR RELATIONS
Fax (717) 485-6417                                   (240) 313-1816, IR@JLG.COM
www.jlg.com


                   JLG TRANSITIONS TO NEW MANUFACTURING MODEL

      COMPANY INTEGRATES PRODUCTION OF TELEHANDLER AND AWP PRODUCT GROUPS

      MCCONNELLSBURG, PA, FEBRUARY 22, 2002 - JLG Industries, Inc. (NYSE: JLG) today announced the permanent closure of its facility in Orrville, OH, as part of the Company's ongoing capacity rationalization plan. The 320,000-square foot facility currently produces the Gradall(R) brand telescopic material handler product line which will be integrated into the Company's McConnellsburg, PA facility.

       "Over the past several years, we have made immense progress in improving our manufacturing processes and throughput capability, a by-product of which has been the significant addition of capacity," said Bill Lasky, Chairman of the Board, President and Chief Executive Officer. "When combined with our focus on core activities and start-up of European assembly operations in our new Belgium facility, these process improvements enable us to permanently reduce our overhead without sacrificing our ability to satisfy customer demands. We are going to capitalize on this slow economic period to continue to transition our manufacturing model to correlate production with customer orders.

      "Integrating the production of telehandlers with aerial work platforms will further leverage our competencies in manufacturing excellence. The McConnellsburg facility, which currently produces our larger aerial products, has the infrastructure, capacity and skilled team members to support our aggressive telehandler growth projections. The combination of our new manufacturing model, global sourcing, cost control and ongoing strategic initiatives will further optimize performance and better position JLG for the eventual upturn in the economy."

      Commenting on the overall financial impact, Jim Woodward, Senior Vice President and Chief Financial Officer, said, "Net of additions at McConnellsburg, the closing of the Orrville facility will result in a reduction of approximately 90 people over the course of the next eight months. This capacity adjustment involves an estimated one-time pre-tax charge of $7.7 million with an expected payback period of just over one year. Of the $7.7 million, cash charges of approximately $4.5 million are associated with the personnel reductions and plant closing, and non-cash charges of $3.2 million reflect write-down of idle facilities associated with the closure. Reducing working capital, lowering cost and improving free cash flow continue to be top priorities for JLG's 2002 fiscal year."


                                     (more)

JLG Industries, Inc. - page 2

      JLG Industries, Inc. is the world's leading producer of mobile aerial work platforms and a leading producer of variable-reach material handlers and telescopic hydraulic excavators marketed under the JLG and Gradall trademarks. The Gradall Company is a wholly owned subsidiary of JLG Industries, Inc. Sales are made principally to rental companies and distributors that rent and sell the Company's products to a diverse customer base, which include users in the industrial, commercial, institutional and construction markets. JLG's manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.

      This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including but not limited to those relating to financial projections and future financial performance, cost-cutting and manufacturing improvement efforts, future market conditions and trends, the growth of the Company's businesses, product demand, the introduction of new products, and the opening of new facilities. The forward-looking statements in this announcement may involve certain risks and uncertainties, which could cause actual results to differ materially, including cyclical demand, a consolidating customer base, competition, continued innovation, product liability, availability of product components, and other risks, as detailed in the Company's SEC reports, including the report on Form 10-Q for the quarter ended October 31, 2001.

                    For more information, visit www.jlg.com.

                                      # # #